EXHIBIT 2.1

                          ----------------------------
                            ASSET PURCHASE AGREEMENT
                          ----------------------------

                                      AMONG

                             RDI ACQUISITION CORP.,

                         HEICO AEROSPACE HOLDINGS CORP.,

                               HEICO CORPORATION,

                              ROGERS-DIERKS, INC.,

                         WILLIAM ROGERS AND JOHN DIERKS





                                DECEMBER 4, 1998



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                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

ARTICLE I. -  SALE AND PURCHASE OF ASSETS..................................1
     1.01      Sale and Purchase of Assets.................................1
     1.02      Payment for Assets..........................................3
     1.03      Purchase Price Adjustment...................................3
     1.04      Closing Date Balance Sheet..................................4
     1.05      Disputes....................................................4
     1.06      Earn-Out....................................................4
     1.07      Facilitation Fee............................................6

ARTICLE II. - CLOSING 6

     2.01      Closing.....................................................6
     2.02      Deliveries by Seller........................................6
     2.03      Deliveries by Buyer.........................................6
     2.04      Termination in Absence of Closing...........................6

ARTICLE III. - REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE
                  SHAREHOLDERS ............................................7
     3.01      Corporate Existence and Qualification.......................7
     3.02      Authority, Approval and Enforceability......................7
     3.03      Capitalization and Corporate Records........................8
     3.04      No Shareholder Defaults or Consents.........................8
     3.05      No Company Default or Consents..............................8
     3.06      No Proceedings..............................................9
     3.07      Employee Benefit Matters....................................9
     3.08      Financial Statements; Liabilities; Accounts Receivable.....11
     3.09      Absence of Certain Changes.................................12
     3.10      Compliance with Laws.......................................13
     3.11      Litigation.................................................13
     3.12      Ownership of Company Assets................................13
     3.13      Commitments................................................15
     3.14      Insurance..................................................16
     3.15      Inventories................................................16
     3.16      Equipment and Other Tangible Property......................16
     3.17      Permits; Environmental Matters.............................16
     3.18      [Intentionally Deleted]....................................17
     3.19      Suppliers and Customers....................................17
     3.20      Absence of Certain Business Practices......................17
     3.21      Products and Services......................................18
     3.22      Transactions With Affiliates...............................18
     3.23      Other Information..........................................18
     3.24      Investment Representations.................................19

ARTICLE IV. - REPRESENTATIONS AND WARRANTIES OF BUYER AND HEICO
                 AEROSPACE................................................19
     4.01      Corporate Existence and Qualification......................19
     4.02      Authority, Approval and Enforceability.....................20
     4.03      No Default or Consents.....................................20
     4.04      No Proceedings.............................................20
     4.05      Authorization and Issuance of Shares.......................20


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ARTICLE V. - OBLIGATIONS PRIOR TO CLOSING.................................21
     5.01      Buyer's Access to Information and Assets...................21
     5.02      Company's Conduct of Business and Operations...............21
     5.03      General Restrictions.......................................21
     5.04      Notice Regarding Changes...................................22
     5.05      Preferential Purchase Rights...............................23
     5.06      Ensure Conditions Met......................................23
     5.07      Name Change................................................23
     5.08      Environmental Assessment...................................23
     5.09      Survey.....................................................24
     5.10      Casualty Loss..............................................24
     5.11      Employee Matters...........................................24
     5.12      Payoff and Estoppel Letters................................25

ARTICLE VI. - CONDITIONS TO SELLER'S AND BUYER'S OBLIGATIONS..............25
     6.01      Conditions to Obligations of the Seller....................25
     6.02      Conditions to Obligations of Buyer.........................26

ARTICLE VII.-  POST-CLOSING OBLIGATIONS...................................27
     7.01      Further Assurances.........................................27
     7.02      Publicity..................................................27
     7.03      Indemnification............................................28
     7.04      Non-Competition............................................28
     7.05      Delivery of Property Received by the Company After Closing.29
     7.06      Buyer Appointed Attorney for the Company...................29
     7.07      Assignment of Contracts....................................30
     7.08      Investment Representation Letter...........................30

ARTICLE VIII.- TAX MATTERS................................................30
     8.01      Representations and Obligations Regarding Taxes............30
     8.02      Indemnification for Taxes..................................31

ARTICLE IX. - MISCELLANEOUS...............................................32
     9.01      Limitation on Liability....................................32
     9.02      Confidentiality............................................33
     9.03      Brokers....................................................34
     9.04      Costs and Expenses.........................................34
     9.05      Notices....................................................34
     9.06      No Negotiations............................................35
     9.07      Governing Law..............................................36
     9.08      Representations and Warranties.............................36
     9.09      Entire Agreement; Amendments and Waivers...................36
     9.10      Binding Effect and Assignment..............................36
     9.11      Remedies...................................................36
     9.12      Interest on Overdue Payments...............................37
     9.13      Withholding of Payments....................................37
     9.14      Exhibits and Schedules.....................................37
     9.15      Multiple Counterparts......................................37
     9.16      References and Construction................................38
     9.17      Survival...................................................38
     9.18      Attorneys'Fees.............................................38
     9.19      Risk of Loss...............................................38


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ARTICLE X. -  DEFINITIONS.................................................37
     10.01     Affiliate..................................................37
     10.02     Collateral Agreements......................................38
     10.03     Contracts..................................................38
     10.04     Damages....................................................39
     10.05     Financial Statements.......................................39
     10.06     Governmental Authorities...................................39
     10.07     Hazardous Material.........................................39
     10.08     Knowledge of the Company...................................39
     10.09     Legal Requirements.........................................39
     10.10     Net Worth..................................................39
     10.11     Permits....................................................40
     10.12     Real Property..............................................40
     10.13     Regulations................................................40
     10.14     Used.......................................................40


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                                LIST OF SCHEDULES

Schedule 1.01(a)..........................Excluded Assets
Schedule 1.01(c)..........................Additional Assumed Liabilities
Schedule 1.06.............................Overlap Products
Schedule 3.01.............................Qualifications as Foreign Corporation
Schedule 3.03(b)..........................Investments
Schedule 3.04.............................Shareholder Defaults or Consents
Schedule 3.05.............................Company Defaults or Consents
Schedule 3.07(a)..........................Employee Arrangements
Schedule 3.07(c)..........................Benefit Plan Liabilities
Schedule 3.07(e)..........................Current Employees
Schedule 3.08(a)..........................Financial Statements
Schedule 3.08(b)..........................Scheduled Liabilities
Schedule 3.08(c)..........................Accounts Receivable
Schedule 3.09(a)..........................Certain Changes
Schedule 3.09(b)..........................Certain Actions
Schedule 3.10(1)..........................Compliance with Law
Schedule 3.10(2)..........................Citations
Schedule 3.11.............................Litigation
Schedule 3.12(a)..........................Encumbrances
Schedule 3.12(b)..........................Leased Premises Matters
Schedule 3.12(c)..........................Intangible Rights
Schedule 3.12(d)..........................Other Person Authorizations
Schedule 3.13.............................Commitments
Schedule 3.13(c)..........................Non-Arm's Length Contracts
Schedule 3.14.............................Insurance
Schedule 3.15(1)..........................Inventory Condition
Schedule 3.15(2)..........................Inventory Accounting
Schedule 3.16.............................Tangible Company Assets Condition
Schedule 3.17(a)..........................Permits
Schedule 3.17(b)..........................Environmental Claims
Schedule 3.17(c)..........................Storage of Hazardous Materials
Schedule 3.17(d)..........................Noncompliance with Environmental Laws
Schedule 3.19.............................Suppliers and Customers
Schedule 3.21(a)..........................Product Listing
Schedule 3.21(b)..........................Recalls
Schedule 3.22.............................Affiliate Transactions
Schedule 4.03.............................Buyer Defaults or Consents
Schedule 8.01(a)..........................Tax Returns
Schedule 8.01(b)..........................Tax Claims
Schedule 8.01(c)..........................Tax Extensions


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                                LIST OF EXHIBITS

Exhibit A       -   Kevin Kelly Employment Agreement........................ A-1
Exhibit B       -   Opinion of Seller's Counsel............................. B-1
Exhibit C       -   Blade Furbishing Development Agreement.................. C-1
Exhibit D       -   Set-Off Escrow Agreement................................ D-1
Exhibit E       -   Guaranty Agreement...................................... E-1


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                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 4th day of December, 1998, by and among (i) RDI Acquisition Corp., a Florida corporation (the "Buyer"), (ii) HEICO Aerospace Holdings Corp., a Florida corporation and the parent of Buyer ("HEICO Aerospace"), (iii) HEICO Corporation, a Florida corporation and the majority owner of HEICO Aerospace ("HEICO Corporation"), (iv) Rogers-Dierks, Inc., a Washington corporation ("Seller" or the "Company"), and (v) William Rogers, Trustee of the Rogers Family Trust, dated October 10, 1989, and John Dierks, Trustee of the John E. Dierks Living Trust (William Rogers and John Dierks are collectively referred to as the "Shareholders" and each individually as a "Shareholder").

                                    RECITALS

         A. Buyer desires to purchase substantially all of the Seller's assets.

         B. The Seller desires to sell and Buyer desires to purchase such assets for a purchase price of approximately $22.5 million, upon the terms and subject to the conditions set forth herein.

         C. The Shareholders, through their respective trusts, own 100% of Seller's outstanding capital stock.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

                    ARTICLE I. - SALE AND PURCHASE OF ASSETS

         1.01     SALE AND PURCHASE OF ASSETS.

                  (a) On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 2.01 hereof, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of, all assets and properties owned or Used by the Company in connection with its business, except for (i) the Purchase Price and other rights of the Company under this Agreement, (ii) the Company's corporate minute book and stock records, (iii) cash and cash equivalents, as well as all insurance on the lives of the Shareholders, including the cash surrender value thereof, and (iv) those assets specifically listed on Schedule 1.01(a) (such specifically listed assets in clauses (i), (ii), (iii) and (iv) being referred to as the "Excluded Assets"), including without limiting the generality of the foregoing:

                           (i)  all accounts receivable;

                           (ii) all raw materials, work-in-process, inventories and other materials of the Company wherever located and including all inventory in transit or on order and not yet delivered, and all rights with respect to the processing and completion of any work-in-process of the Company, including the right to collect and receive charges for services performed by the Company with respect thereto;

                           (iii) all supplies, equipment, vehicles, machinery, furniture, fixtures, leasehold improvements and other tangible property Used by the Company in connection with its business, including the tangible assets listed on Schedule 1.01(a)(iii), and the Company's (and/or Seller's) interest as lessee in any leases with respect to any of the foregoing;


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                           (iv) all of the Company's right, title and interest
         in and to the Contracts listed or required to be listed on Schedule
         3.13 hereto;

                           (v) all proprietary knowledge, trade secrets, technical information, computer software and licenses, formulae, designs and drawings, quality control data, processes (whether secret or not), methods, inventions and other similar know-how or rights Used in the conduct of the Company's business, including, but not limited to, the areas of manufacturing, marketing, advertising and personnel training and recruitment, together with all other Intangible Rights (as hereinafter defined) Used in connection with the Company's business, including all files, manuals, documentation and source and object codes related thereto;

                           (vi) all utility, security and other deposits and prepaid expenses;

                           (vii) the Company's business as a going concern and its franchises, Permits and other authorizations of Governmental Authorities (to the extent such Permits and other authorizations of Governmental Authorities are transferable) and third parties, licenses, telephone numbers, customer lists, vendor lists, referral lists and contracts, advertising materials and data, restrictive covenants, choses in action and similar obligations owing to the Company from Seller's present and former shareholders, officers, employees, agents and others, together with all books, operating data and records (including financial, accounting and credit records), files, papers, records and other data of the Company;

                           (viii) all rights of the Company in and to all tradenames, trademarks and slogans Used in its business, all variants thereof and all goodwill associated therewith;

                           (ix) all rights to real property Used by the Company; and

                           (x) all other property and rights of every kind or nature Used by the Company in the operation of its business.

         It is specifically understood and agreed by the parties hereto that the Buyer is acquiring, and Seller is selling, all of the tangible and intangible assets attributable to or Used by the Company in its business, except the Excluded Assets. The aforesaid assets and properties to be transferred to the Buyer hereunder are hereinafter collectively referred to as the "Assets." The Purchase Price shall be allocated, apportioned and adjusted among the Assets in the manner specified in IRS Form 8594 attached as Schedule 1.02 and the parties agree to abide by such allocations for all tax reporting purposes.

                  (b) METHOD OF CONVEYANCE. The sale, transfer, conveyance, assignment and delivery by the Seller of the Assets to the Buyer in accordance with Section 1.01(a) hereof shall be effected on the Closing Date by Seller's execution and delivery to the Buyer of one or more Bills of Sale, Assignments and other conveyance instruments with respect to Seller's transfer of Intangible Rights, real property interests and other Assets in form and scope reasonably satisfactory to Buyer (collectively the "Conveyance Documents"). At the Closing, good, valid and marketable title to all of the Assets shall be transferred, conveyed, assigned and delivered by the Seller to the Buyer pursuant to the Conveyance Documents, free and clear of any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities and other restrictions or charges of any kind or nature whatsoever except those liens specifically identified on Schedule 3.12(a) hereto as surviving the Closing.

                  (c) ASSUMED OBLIGATIONS. At the Closing, the Buyer shall assume, and shall agree to satisfy and discharge as the same shall become due,
(i) all trade accounts payable and accrued expenses that have been incurred in the ordinary course of the Company's business, (ii) the Company's liabilities and other obligations arising subsequent to the Closing under (x) the Contracts listed on Schedule 3.13, and (y) all other Contracts entered into by the Company in the ordinary course of the Company's business, in each case to the extent that the Company's rights thereunder are effectively transferred to


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Buyer at Closing and provided that such Contracts were not required to be listed on Schedule 3.13, and (iii) the obligations listed on Schedule 1.01(c) hereto (collectively, the "Assumed Obligations"). Except as expressly set forth in this paragraph (c), the Buyer shall not assume or be responsible at any time for any liability, obligation, debt or commitment of the Company, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including but not limited to any liabilities, obligations, debts or commitments of the Company incident to, arising out of or incurred with respect to, this Agreement and the transactions contemplated hereby (including any and all sales, income or other taxes arising out of the transactions contemplated hereby), and the Seller expressly acknowledges and agrees that the Seller shall retain, and that Buyer shall not assume or otherwise be obligated to pay, perform, defend or discharge, (a) any liability of the Company and/or the Shareholders for Taxes
(as hereafter defined), whether measured by income or otherwise, (b) any liability of the Company in connection with any Plan or Benefit Program or Agreement (as those terms are defined in Section 3.07 hereof), including, without limitation, any liability of the Company under ERISA (as hereafter defined), (c) any liability of the Company under any federal, state or local law, rule, regulation, ordinance, program, Permit, or other Legal Requirement relating to health, safety, Hazardous Materials and environmental matters applicable to the Company's business and/or the facilities Used by the Company (whether or not owned by the Company), or (d) any product liability pertaining to products sold or manufactured by the Company prior to the Closing Date. The Seller further agrees to satisfy and discharge as the same shall become due all obligations and liabilities of the Company not specifically assumed by the Buyer hereunder. Buyer's assumption of the Assumed Obligations shall in no way expand the rights or remedies of third parties against Buyer as compared to the rights and remedies which such parties would have had against the Company had this Agreement not been consummated. Notwithstanding the foregoing, Buyer shall reimburse the Company for 50% of any sales Taxes attributable to the sale of the Assets pursuant to this Agreement up to a maximum of $20,000.

         1.02 PAYMENT FOR ASSETS. As payment for the Assets being acquired by the Buyer hereunder, Buyer and/or HEICO Aerospace shall deliver to the Seller at Closing, by official bank check or wire transfer (to an account specified by Seller in writing at least three business days prior to Closing) in same day funds (or next day funds if payment is made by official bank check), an amount equal to $14,134,000 (the "Initial Cash Consideration"). As additional consideration for such sale, conveyance, assignment, transfer and delivery of Assets, the Buyer and/or HEICO Aerospace shall deliver to Seller, by official bank check or wire transfer, the following (the "Deferred Cash Consideration"):
(i) $250,000 on the one-year anniversary of the Closing Date; and (ii) $175,000 on the two-year anniversary of the Closing Date. As additional consideration, Buyer shall deliver to Seller, no later than six (6) months from the date hereof, $532,000 (the "Initial Deferred Cash Consideration"). Interest at the prime rate established from time to time by Citibank, N.A. shall accrue on the unpaid Initial Deferred Cash Consideration from the Closing Date until full payment is made. As further consideration for such sale, conveyance, assignment, transfer and delivery of Assets, the Seller will be entitled to receive contingent purchase price payments in accordance with the provisions of Section
1.06 (the "Earnout"). The Initial Cash Consideration, the Initial Deferred Cash Consideration, the Deferred Cash Consideration and the Earnout are referred to herein collectively as the "Purchase Price." The Purchase Price will also be subject to adjustment as set forth in Section 1.04, Section 7.03 and Section 8.02.

         1.03 PURCHASE PRICE ADJUSTMENT. The Purchase Price shall be reduced or increased (the "Purchase Price Adjustment") by EITHER adding (x) the excess, if any, of the Company's Net Worth as of the Closing OVER $1,484,453, OR subtracting (y) the excess, if any, of $1,484,453 OVER the Company's Net Worth as of the Closing. The Purchase Price Adjustment, if any, will be paid within 30 days of the final determination of such Purchase Price Adjustment.

         1.04 CLOSING DATE BALANCE SHEET. As soon as practical (and in no event later than 90 days after the Closing Date), Buyer shall cause to be prepared and delivered to the Seller (i) a balance sheet for the Company dated as of the Closing Date (the "Closing Date Balance Sheet"), and (ii) a calculation of the Purchase Price Adjustment, including such schedules and data as may be appropriate to support such calculation. The Seller and its accountants shall be entitled to review the Closing Date Balance Sheet,


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Buyer's calculations of the Purchase Price Adjustment and Earnout, and any
working papers, trial balances and similar materials relating to the Closing Date Balance Sheet and/or the calculation of the Earnout prepared by Buyer or its accountants. Buyer shall also provide Seller and its accountants with timely access, during Buyer's normal business hours, to Buyer's personnel, properties, books and records to the extent related to the determination of the Purchase Price Adjustment and/or Earnout.

         1.05 DISPUTES. The following clauses (i) and (ii) set forth the procedures for resolving disputes among the parties with respect to the determination of the Purchase Price Adjustment:

                           (i) Within thirty (30) days after delivery to the
Seller of Buyer's calculation of the Purchase Price Adjustment pursuant to this
Article I, the Seller may deliver to Buyer a written report (a "Seller's Report") prepared by the Seller's accountants (the "Seller's Accountants") advising Buyer either that the Seller's Accountants (A) agree with the Buyer's calculations of the Purchase Price Adjustment, or (B) deem that one or more adjustments are required. The costs and expenses of the services of the Seller's Accountants shall be borne by the Seller. If Buyer's accountants ("Buyer's Accountants") shall concur with the adjustments proposed by the Seller's Accountants, or if Buyer shall not object thereto in writing delivered to the Seller within thirty (30) days after Buyer's receipt of the Seller's Report, the calculations of the Purchase Price Adjustment set forth in such Seller's Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud. If the Seller does not submit a Seller's Report within the 30-day period provided herein, then the Purchase Price Adjustment as calculated by Buyer shall become final and shall not be subject to further review, challenge or adjustment absent fraud.

                           (ii) In the event that the Seller submits a Seller's
Report and Buyer's Accountants and the Seller's Accountants are unable to resolve the disagreements set forth in such report within (30) days after the date of the Seller's Report, then such disagreements shall be referred to a recognized firm of independent certified public accountants experienced in auditing manufacturing companies and selected by mutual agreement of the Seller's Accountants and Buyer's Accountants (the "Settlement Accountants"), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment absent fraud. The Settlement Accountants shall use their best efforts to reach a determination not more than forty-five (45) days after such referral and shall act as an arbitrator to determine, based solely on presentations by the Seller and the Buyer (and not by independent review) only those matters which remain in dispute. The costs and expenses of the services of the Settlement Accountants shall be paid by the Seller if (A) the difference between (i) the Purchase Price Adjustment resulting from the determinations of the Settlement Accountants, and (ii) the Purchase Price Adjustment resulting from the determinations set forth in the Seller's Report, is greater than (B) the difference between (i) the Purchase Price Adjustment resulting from the determinations of the Settlement Accountants, and
(ii) the Purchase Price Adjustment resulting from Buyer's calculations as set forth in the deliveries pursuant to Section 1.04 hereof; otherwise, such costs and expenses of the Settlement Accountants shall be paid by Buyer.

         1.06 EARN-OUT. The amount of the Earnout will equal 96.5% of the amount by which the Operating Profit for the Company's business acquired pursuant to this Agreement (the "Business") during the 24 months ending on the second anniversary of the Closing Date exceeds $0; provided, however, that in no event will the aggregate Earnout exceed $7,334,000. At the option of the Buyer, Earnout payments will be paid by either (i) wire transfer of next day funds to an account or accounts designated by Seller in writing, or (ii) delivery of certificates representing Class A Common Stock of HEICO Corporation having an aggregate value equal to the amount of the Earnout (with each share of Class A Common Stock being valued at the closing price on the American Stock Exchange for such Class A Common Stock on the third business day prior to the date of the Earnout is to be paid). Buyer shall notify Seller, in writing, not less than twenty (20) days prior to the date the Earnout is to be paid of its election to pay the Earnout in cash or stock. Failure on the part of the Buyer to give such notice shall be deemed an election to pay the Earnout in cash. If Buyer elects to pay the Earnout in stock, within ten (10) days of receipt of such notice, Seller shall notify Buyer, in writing, of its election to receive the stock or to demand cash in lieu of such


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stock. Failure on the part of the Seller to give such notice shall be deemed an election to receive the Earnout in cash. Subject to the next sentence, within 15 months of the Closing Date Buyer shall pay Seller the Earnout amount applicable to the Operating Profit of the Business during the 12-month period ending on the first anniversary of the Closing Date (up to a maximum of $3,667,000), and the balance of the Earnout shall be paid by Buyer to Seller not later than the 27-month anniversary of the Closing Date. In the event that Buyer chooses to pay the Earnout in shares of Class A Common Stock of HEICO Corporation and Seller timely elects to receive cash in lieu of such stock, Buyer shall have six (6) months from the date the Earnout was to be paid in which to make a cash payment to Seller of the Earnout. In the event Seller elects to receive cash in lieu of stock, interest at the prime rate established from time to time by Citibank, N.A., shall accrue on the unpaid Earnout from the date the Earnout was due to be paid until full payment is made. Buyer shall indemnify and hold harmless the Seller for any increase in Seller's Tax liability directly resulting from Seller's election to receive stock in lieu of cash. For purposes of this Agreement, "Operating Profit" means the Net Income of the Business for the applicable period, PLUS (a) income Taxes deducted in determining Net Income, (b) any interest (including any interest payable with respect to the Earnout) on indebtedness incurred to finance the acquisition of the Assets contemplated hereby (including, without limitation, any original issue discount), (c) any general and administrative and/or cost of sales "overhead" or similar allocation by Buyer or its affiliates, unless such costs would have been incurred by the Company on a stand-alone basis, (d) any depreciation or amortization to the extent attributable to the purchase accounting "write-up" resulting from the transactions contemplated hereby and deducted in determining Net Income, and (e) all expenses related to the transactions contemplated by this Agreement, including legal, accounting and due diligence expenses, in each case to the extent deducted in the calculation of Net Income (it being understood that expenses related to the preparation of the Closing Date Balance Sheet and any expenses incurred in converting the accounting system of the Seller to that of the Buyer shall be considered an expense related to the transactions contemplated by this Agreement). For purposes of this Agreement, "Net Income" means, for any of the foregoing annual periods, the net income (or loss) of the Business, determined in accordance with generally accepted accounting principles consistently applied. Any disputes with respect to the calculation of the Operating Profit of the Business shall be resolved in accordance with the procedures contemplated by Section 1.05 hereof (with "Operating Profit" being substituted for "Purchase Price Adjustment"). Schedule 1.06 hereto sets forth a listing of certain substantially similar products (the "Substantially Similar Products") that are currently sold to the same customers by both the Company, on the one hand, and Buyer and/or its affiliates, on the other (collectively, the "Overlap Products"), as well as the percentage of units of each such Overlap Product sold by the Company in relation to the total number of units of each such product collectively sold by the Company and the Buyer and its affiliates during the 12 months ended August 31, 1998. Each of Buyer and Seller represents to the other that Schedule 1.06 accurately sets forth its sales of Overlap Products during the 12 months ended August 31, 1998. For purposes of calculating the Earnout, all sales of Overlap Products by Buyer and/or its affiliates during the 24 month period commencing on the Closing Date (together with all related expenses) shall be allocated to the Business according to the percentages set forth opposite each Overlap Product noted on Schedule 1.06 under the heading "Percentage Gross - Company." In the event that Buyer directs the Company to manufacture and market all of any of the Substantially Similar Products, or Buyer itself determines to manufacture and market all of any such Substantially Similar Products, the allocation of Operating Profit with respect to sales of such Substantially Similar Product(s) will be calculated as follows: (i) gross profit and net sales with respect to each Substantially Similar Product will be allocated to the Buyer and to the Company's Business according to the percentages set forth on Schedule 1.06 hereto (such percentages being based on relative unit sales of each such product during the 12 months ended June 30,
1998), and (ii) the party which then no longer makes and distributes the particular Substantially Similar Product(s) will have its gross profit determined under (i) above further reduced by the product of (x) the net sales allocation for such party under (i) above and (y) 11.1% (the Company's general and administrative "overhead" rate as a percentage of net sales during the 6-month period ended June 30, 1998). In no event shall the operations of the Business be relocated during the 24-month period commencing on the Closing Date.

         1.07 FACILITATION FEE. In addition to the amounts payable as set forth above, on or before December 31, 1998, Buyer and/or HEICO Aerospace shall pay to
W. A. Rogers Engineering, Inc., an entity owned by William Rogers, a facilitation fee for services rendered in connection with the transactions contemplated by this Agreement in the amount of $100,000.

                              ARTICLE II. - CLOSING

         2.01 CLOSING. Subject to the conditions stated in Article VI of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall be held at 9:00 a.m., Miami time, on December 4, 1998, or, if the conditions set forth in Section 6.02 have not been satisfied or waived on such date, no later than seven (7) days after all such conditions shall have been satisfied or waived, at the offices of Greenberg Traurig, P.A., 1221 Brickell Avenue, 22nd Floor, Miami, Florida. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date." The Closing shall be deemed completed as of 11:59 p.m. Miami time on the night of the Closing Date.

         2.02 DELIVERIES BY SELLER. At or prior to the Closing, the Seller shall deliver to Buyer:

                           (i)      the Conveyance Documents;

                           (ii) a certificate executed by the Seller to the
effect that the conditions set forth in Sections 6.02(a) and 6.02(d) have been satisfied; and

                           (iii) constructive possession of all originals and
copies of agreements, instruments, documents, deeds, books, records, files, tax returns and other data and information within the possession of the Seller or any Affiliate of any Seller pertaining to the Company (collectively, the "Records"); provided, however, that the Seller may retain (1) copies of any tax returns and copies of Records relating thereto; (2) copies of any Records that the Seller is reasonably likely to need for complying with requirements of law; and (3) copies of any Records that in the reasonable opinion of the Seller will be required in connection with the performance of its obligations under Article VIII hereof.

         2.03 DELIVERIES BY BUYER. At or prior to the Closing, Buyer shall deliver to Seller.

                           (i) the Initial Cash Consideration; and

                           (ii) a certificate executed by an authorized officer
of the Buyer, on behalf of the Buyer, to the effect that the conditions set forth in Section 6.01(b) have been satisfied.

         2.04 TERMINATION IN ABSENCE OF CLOSING.

                  (a) Subject to the provisions of Section 2.04(b), if by the close of business on December 31, 1998, the Closing has not occurred, then any party hereto may thereafter terminate this Agreement by written notice to such effect, to the other parties hereto, without liability of or to any party to this Agreement or any shareholder, director, officer, employee or representative of such party unless the reason for Closing having not occurred is (i) such party's willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such party's obligations set forth in Article VI have been satisfied or waived in writing by the date scheduled for the Closing pursuant to
Section 2.01, the failure of such party to perform its obligations under this
Article II on such date; provided, however, that the provisions of Sections 9.02, 9.03, 9.04, 9.07 and 9.08 shall survive any such termination; and provided further, however, that any termination pursuant to this Section 2.04 shall not relieve any party hereto who was responsible for Closing having not occurred as described in clauses (i) or (ii) above of any liability for (x) such party's willful breach of the provisions of this Agreement, or (y) if all of the conditions to such party's obligations set forth in Article VI have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.01, the failure of such party to perform its obligations under this Article II on such date.

                  (b) Buyer shall also have the right to terminate this Agreement without liability to any party by so notifying the Seller at any time within fifteen (15) days after the date of this Agreement if, in Buyer's sole discretion, any Schedule (or any instrument referred to therein) that was not furnished to Buyer at least ten (10) business days prior to the date of this Agreement contains or refers to any matter that, or may cause or lead to any result that, in Buyer's sole discretion and judgment, is adverse to Buyer in any way; provided, however, that the provisions of Sections 9.02, 9.03, 9.04, 9.07 and 9.08 shall survive any such termination.

                  (c) Notwithstanding the approval of the Board of Directors of Buyer, this Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by the Buyer if:

                           (i) any representations or warranties made herein for
the benefit of Buyer, or any certificate, schedule or document furnished to Buyer pursuant to this Agreement is untrue in any material respect; or

                           (ii) the Seller shall have defaulted in any material
respect in the performance of any material obligation under this Agreement.

         ARTICLE III. - REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE
                                     SHAREHOLDERS

         The Seller and the Shareholders hereby represent and warrant to Buyer that:

         3.01 CORPORATE EXISTENCE AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington; the Company has the corporate power to own, manage, lease and hold its Assets and to carry on its business as and where such Assets are presently located and such business is presently conducted; and neither the character of the Company's Assets nor the nature of the Company's business requires the Company to be duly qualified to do business as a foreign corporation in any jurisdiction outside those identified in Schedule 3.01 attached hereto, and the Company is qualified as a foreign corporation and in good standing in each listed jurisdiction.

         3.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by the Company, and the Company has all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which the Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

         3.03 CAPITALIZATION AND CORPORATE RECORDS.

                  (a) All of the issued and outstanding shares of the Company's capital stock are owned beneficially and of record by the Shareholders, through their respective trusts, free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever. The copies of the Articles or Certificate of Incorporation and Bylaws of the

Company provided to Buyer are true, accurate, and complete and reflect all amendments made through the date of this Agreement. The Company's minute books made available to Buyer for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all material corporate actions of the shareholders and directors (and any committees thereof) of the Company taken by written consent or at a meeting since January 1, 1995. All corporate actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company fairly and accurately reflect all of the Company's transactions, properties, assets and liabilities.

                  (b) Except as shown on Schedule 3.03(b) hereto, the Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or controls, any other corporation, partnership, joint venture or other business entity.

         3.04 NO SHAREHOLDER DEFAULTS OR CONSENTS. Except as otherwise set forth in Schedule 3.04 hereto, the execution and delivery of this Agreement and the Collateral Agreements by the Company and the Shareholders and the performance by such parties of their respective obligations hereunder and thereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which either Shareholder is a party, or by which Company or any properties or assets of either Shareholder is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, in each case except to the extent that such violation, default or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the parties to consummate the transactions contemplated hereby.

         3.05 NO COMPANY DEFAULT OR CONSENTS. Except as otherwise set forth in
Schedule 3.05 attached hereto, neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

                            (i) violate or conflict with any of the terms,
conditions or provisions of the charter or bylaws of the Company;

                           (ii) violate any Legal Requirements applicable to the
Company;
                          (iii) violate, conflict with, result in a breach of,
constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Company;

                           (iv) result in the creation of any lien, charge or
other encumbrance on any Assets of the Company; or

                           (v) require the Company to obtain or make any waiver,
consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

         3.06 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to the Knowledge of the Company, threatened before any Governmental Authority seeking to restrain the Company or Shareholder or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Company or its Assets as a result of the consummation of this Agreement.

         3.07 EMPLOYEE BENEFIT MATTERS.

                  (a) Schedule 3.07(a) provides a description of each of the following, if any, which is sponsored, maintained or contributed to by the Company for the benefit of the employees or agents of the Company, or has been so sponsored, maintained or contributed to at any time since 1992:

                           (i) each "employee benefit plan", as such term is
defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) ("Plan"),

                           (ii) each personnel policy, employee manual or other
written statements of rules or policies concerning employment, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in
Section 3.07(a)(i) ("Benefit Program or Agreement").

                  (b) True, correct and complete copies of each of the Plans (if any), and related trusts, if applicable, including all amendments thereto, have been furnished to Buyer. There has also been furnished to Buyer, with respect to each Plan required to file such report and description, the three most recent reports on Form 5500 and the summary plan description. True, correct and complete copies or descriptions of all Benefit Programs or Agreements have also been furnished to Buyer.

                  (c) Except as otherwise set forth in Schedule 3.07(c),

                           (i) The Company does not contribute to or have an
obligation to contribute to, and the Company has not at any time contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA ("Multiemployer Plan") or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code.

                           (ii) The Company has substantially performed all
obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Plans and the Benefit Programs and Agreements, and to the Knowledge of the Company, there have been no defaults or violations by any other party to the Plans or Benefit Programs or Agreements;

                           (iii) All reports and disclosures relating to the
Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

                           (iv) Each of the Plans intended to be qualified under
Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which could adversely affect such qualified status;

                           (v) There are no actions, suits or claims pending
(other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

                           (vi) All contributions required to be made to the
Plans pursuant to their terms and provisions and applicable law have been made timely;

                           (vii) As to any Plan subject to Title IV of ERISA,
there has been no event or condition which presents the material risk of Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation Section 2615.3 promulgated by the Pension Benefit Guaranty Corporation ("PBGC") have not been waived) has occurred, no notice of intent to terminate the Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the Plan, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code, no liability to the PBGC has been incurred, and the assets of the Plan equal or exceed the aggregate present value of the benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the Plan, computed on a "plan termination basis" based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC;

                           (viii) None of the Plans nor any trust created
thereunder or with respect thereto has engaged in any "prohibited transaction" or "party-in-interest transaction" as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Plan, the Company or any officer, director or employee thereof to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

                           (ix) To the Knowledge of the Company, there is no
matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs or Agreements before the Internal Revenue Service, the Department of Labor or the PBGC;

                           (x) Each trust funding a Plan, which trust is
intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status.

                           (xi) The Company does not have any obligation to
provide health benefits to former employees, except as specifically required by law;

                           (xii) Neither the execution and delivery of this
Agreement nor the consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment for which the Buyer will be responsible, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (C) directly or indirectly result in any payment made to or on behalf of any person to constitute a "parachute payment" within the meaning of
Section 280G of the Code;

                           (xiii) The Company has not incurred any liability or
taken any action, and no action or event has occurred that could cause the Company to incur any liability (A) under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA that is not a Plan, or (B) to any Multiemployer Plan, including without limitation an account of a partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA.

                           (xiv) Since January 31, 1995, there have not been any
(i) work stoppages, labor disputes or other significant controversies between the Company and its employees, (ii) labor union grievances or organizational efforts, or (iii) unfair labor practice or labor arbitration proceedings pending or threatened.

                  (d) Except as set forth in Schedule 3.07(a), the Company is not a party to any agreement, and has not established any policy or practice, requiring the Company to make a payment or provide any other form or compensation or benefit to any person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

                  (e) Schedule 3.07(e) sets forth by number and employment classification the approximate numbers of employees employed by the Company as of the date of this Agreement, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements with the Company.

                  (f) Neither the Buyer nor any of its Affiliates shall have any liability or obligations under or with respect to the Workers Adjustment Retraining Notification Act in connection with any of the transactions contemplated in connection herewith.

         3.08     FINANCIAL STATEMENTS; LIABILITIES; ACCOUNTS RECEIVABLE.

                  (a) The Company has delivered to Buyer true and complete copies of Financial Statements with respect to the Company and its business as of and for the years ended December 31, 1996 and 1997 and as of and for the six months ended June 30, 1998 (the "Financial Statements"), and said Financial Statements are attached hereto as Schedule 3.08(a). All of such Financial Statements present fairly the financial condition and results of operations of the Company for the dates or periods indicated thereon. Except for the omission of certain notes and the absence of year-end adjustments (consisting only of normal recurring adjustments) in the interim Financial Statements, all of such Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated. The Financial Statements as of and for the year ended December 31, 1997 have been audited by Bauch, Firestone, Carmany and Ciolfi, the Company's independent certified public accountants.

                  (b) Except for (i) the liabilities reflected on the Company's June 30, 1998 balance sheet included with the Financial Statements attached as
Schedule 3.08(a), (ii) trade payables and accrued expenses incurred since June 30, 1998 in the ordinary course of business, (iii) executory contract obligations, and (iv) the liabilities set forth in Schedule 3.08(b) attached hereto, the Company does not have any liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).

                  (c) Except as otherwise set forth in Schedule 3.08(c), the accounts receivable reflected on the June 30, 1998 balance sheet included in the Financial Statements referenced in Section 3.08(a) and all of the Company's accounts receivable arising since June 30, 1998 (the "Balance Sheet Date") arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect the accounts receivable in full. Except as set forth in Schedule 3.08(c), no such account has been assigned or pledged to any other person, firm or corporation, and, except only to the extent fully reserved against as set forth in the June 30, 1998 balance sheet included in such Financial Statements, no defense or set-off to any such account has been asserted by the account obligor or exists.

         3.09     ABSENCE OF CERTAIN CHANGES.

                  (a) Except as otherwise set forth in Schedule 3.09(a) attached hereto, since January 1, 1998, there has not been:

                           (i) any event, circumstance or change that had or
might have a material adverse effect on the business, operations, prospects, Assets, securities, financial condition or working capital of the Company;

                           (ii) any damage, destruction or loss (whether or not
covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Assets, securities or financial condition of the Company; or

                           (iii) any material adverse change in the Company's
sales patterns, pricing policies, accounts receivable or accounts payable.

                  (b) Except as otherwise set forth in Schedule 3.09(b) attached hereto, since January 1, 1998, the Company has not done any of the following:

                           (i) merged into or with or consolidated with, any
other corporation or acquired the business or assets of any person;

                           (ii) purchased any securities of any person;

                           (iii) created, incurred, assumed, guaranteed or
otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

                           (iv) made any change in any existing election, or
made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company's business operations;

                           (v) entered into, amended or terminated any material
agreement;

                           (vi) sold, transferred, leased, mortgaged, encumbered
or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Assets except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in Schedule 3.13;

                           (vii) settled any claim or litigation, or filed any
motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

                           (viii) incurred or approved, or entered into any
agreement or commitment to make, any expenditures in excess of $10,000 (other than those required pursuant to any agreement specified in Schedule 3.13);

                           (ix) maintained its books of account other than in
the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under generally accepted accounting principles;

                           (x) adopted any Plan or Benefit Program or Agreement,
or granted any increase in te compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

                           (xi) suffered any extraordinary losses or waived any
rights of material value;

                           (xii) made any payment to either Shareholder (other
than dividends or compensation payable in the ordinary course of business) or forgiven any indebtedness due or owing from either Shareholder to the Company;

                           (xiii) (A) except in the ordinary course of business,
liquidated inventory or accepted product returns, (B) accelerated receivables,
(C) delayed payables, or (D) changed in any material respect the Company's practices in connection with the payment of payables and/or the collection of receivables;

                           (xiv) engaged in any one or more activities or
transactions with an Affiliate or outside the ordinary course of business; or

                           (xv) committed to do any of the foregoing.

         3.10 COMPLIANCE WITH LAWS. Except as otherwise set forth in Schedule 3.10(1), the Company is and has been in compliance in all respects with any and all Legal Requirements applicable to the Company, other than failures to so comply that would not have an adverse effect on the business, operations, prospects, Assets, securities or financial condition of the Company. Except as otherwise set forth in Schedule 3.10(2), the Company (x) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, except for failures to so comply that would not have an adverse effect on the business, operations, prospects, Assets, securities or financial condition of the Company, and (y) is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to the Company. Without limiting the generality of the foregoing, the Company has not received notice of and there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that the Company is not or has not been in compliance with Legal Requirements relating to (a) the development, testing, manufacture, packaging, distribution and marketing of products, (b) employment, safety and health, and (c) environmental protection, building, zoning and land use.

         3.11 LITIGATION. Except as otherwise set forth in Schedule 3.11, there are no claims, actions, suits, investigations or proceedings against the Company pending or, to the Knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have an adverse effect (whether covered by insurance or not) on the business, operations, prospects, Assets, securities or financial condition of the Company and there is no basis for any such claim, action, suit, investigation or proceeding. Schedule 3.11 also includes a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated since January 1, 1995.

         3.12 OWNERSHIP OF COMPANY ASSETS.

                  (a) Except as provided under the provisions of the agreements described in Schedule 3.12(a), the Company has and will have as of the Closing Date legal and beneficial ownership of its Assets, free and clear of any and all liens, mortgages, pledges, adverse claims, encumbrances or other restrictions or limitations whatsoever ("Liens").

                  (b) Except as otherwise set forth in Schedule 3.12(b), the Company does not own, and has never owned, any real property or any interest therein (including without limitation any option or other right or obligation to purchase any real property or any interest therein). Schedule 3.12(b) sets forth a list of all leases, licenses or similar agreements relating to the Company's use or occupancy of real estate owned by a third party ("Leases"), true and correct copies of which have previously been furnished to Buyer, in each case setting forth (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (ii) the street address or legal description of each property covered thereby (the "Leased Premises"). The Leases are in full force and effect and have not been amended, and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases. With respect to each such Leased Premises: (i) the Company has a valid leasehold interest in the Leased Premises, free and clear of any Liens, covenants and easements or title defects that have had or would have an adverse effect on the Company's use and occupancy of the Leased Premises; (ii) the portions of the buildings located on the Leased Premises that are used in the business of the Company are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company's current and reasonably anticipated normal business activities as conducted thereat; (iii) each of the Leased Premises (a) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current transportation requirements of the business presently conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities conducted at such parcel; and (iv) the Company has not received notice of (a) any condemnation, eminent domain or similar proceeding affecting any portion of the Leased Premises or any access thereto, and, to the Knowledge of the Company, no such proceedings are contemplated, or (b) any special assessment which may affect any of the Leased Premises.

                  (c) Set forth on Schedule 3.12(c) is a list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, Used, licensed or controlled by the Company and all goodwill associated therewith. The Company owns or has the right to use and shall as of the Closing Date own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, tradenames, software, formulae, methods, processes and other intangible properties that are necessary or customarily Used by the Company for the ownership, management or operation of its Assets ("Intangible Rights") including, but not limited to, the Intangible Rights listed on Schedule 3.12(c). Except as set forth on Schedule 3.12(c): (i) the Company is the sole and exclusive owner of all right, title and interest in and to all of the Intangible Rights, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intangible Rights of others; (ii) no royalties, honorariums or fees are payable by the Company to any person by reason of the ownership or use of any of the Intangible Rights; (iii) there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Rights and no grounds for any such claims exist; (iv) the Company has not made any claim of any violation or infringement by others of any of its Intangible Rights or interests therein and, to the Knowledge of the Company, no grounds for any such claims exist; (v) neither the Company nor any of the Shareholders has received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights, and neither the use of the Intangible Rights nor the operation of the Company's businesses is infringing or has infringed upon any intellectual property rights of others (including, without limitation, any intellectual property right of Pratt & Whitney); (vi) the Intangible Rights are sufficient and include all intellectual property rights necessary for the Company to lawfully conduct its businesses as presently being conducted; (vii) no interest in any of the Company's Intangible Rights has been assigned, transferred, licensed or sublicensed by the Company to any person other than the Buyer pursuant to this Agreement; (viii) to the extent that any item constituting part of the Intangible Rights has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Schedule 3.12(c) and were duly made and remain in full force and effect; and (ix) to the Knowledge of the Company, there has not been any act or failure to act by the Company or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Rights or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intangible Rights. To the extent any of the Intangible Rights constitutes proprietary or confidential information, the Company has adequately safeguarded such information from disclosure. All of the Intangible Rights are assignable to the Buyer without alteration or impairment. Without limiting the generality of the foregoing, the Intangible Rights do not include any aspect of the "Technology" transferred by the Shareholders pursuant to that certain Technology Sale Agreement, dated December 31, 1986, between the Shareholders and Airfoil Limited.

                  (d) Set forth on SCHEDULE 3.12(D) is a list of all authorizations, consents, approvals, franchises, licenses and permits required by any person or entity (other than a Governmental Authority) for the operation of the business of the Company as presently operated (the "Other Person Authorizations"). All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect, and the Company is in compliance with the terms of all the Other Person Authorizations. Neither the Shareholders nor the Seller have any knowledge of any facts which could be expected to cause them to believe that the Other Person Authorizations will not be renewed by the appropriate person in the ordinary course. Each of the Other Person Authorizations may be assigned and transferred to the Buyer in accordance with this Agreement and will continue in full force and effect thereafter, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder, or (ii) the consent, approval, or act of, or the making of any filings with, any person.

         3.13     COMMITMENTS.

                  (a) Except as otherwise set forth in Schedule 3.13, the Company is not a party to or bound by any of the following, whether written or oral:

                           (i) any Contract that cannot by its terms be
terminated by the Company with 30 days' or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

                           (ii) contract or commitment for capital expenditures
by the Company in excess of $25,000 per calendar quarter in the aggregate;

                           (iii) lease or license with respect to any Assets,
real or personal, whether as landlord, tenant, licensor or licensee;

                           (iv) agreement, contract, indenture or other
instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Assets;

                           (v) partnership agreement;

                           (vi) contract with any Affiliate of Company
(including the Shareholders) relating to the provision of goods or services by or to the Company;

                           (vii) agreement for the sale of any assets that in
the aggregate have a net book value on the Company's books of greater than $25,000;

                           (viii) agreement that purports to limit the Company's
freedom to compete freely in any line of business or in any geographic area;

                           (ix) preferential purchase right, right of first
refusal, or similar agreement; or

                           (x) other Contract that is material to the business
of the Company.

                  (b) All of the Contracts listed or required to be listed in
Schedule 3.13 are valid, binding and in full force and effect, and the Company has not been notified or advised by any party thereto of such party's intention or desire to terminate or modify any such Contract in any respect, except as disclosed in Schedule 3.13. Neither the Company nor, to the Knowledge of the Company, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed in Schedule

3.13. Following the Closing, Buyer will be entitled to all of the benefits of the Company under each Contract listed or required to be listed in Schedule 3.13.

                  (c) Except as otherwise set forth in Schedule 3.13(c), the Company is not a party to or bound by any Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arm's-length negotiations or bargaining.

         3.14 INSURANCE. Schedule 3.14 hereto is a complete and correct list of all insurance policies presently in effect that relate to the Company or its Assets, all of which have been in full force and effect from and after the date(s) set forth on Schedule 3.14. Such policies are sufficient for compliance by the Company with all applicable Legal Requirements and all material Contracts. None of the insurance carriers has indicated to the Company an intention to cancel any such policy. The Company has no claim pending or anticipated against any of the insurance carriers under any of such policies and, to the Knowledge of the Company, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim.

         3.15 INVENTORIES. Except as otherwise set forth in Schedule 3.15(1), the inventory of the Company as of the Closing Date shall consist of items of a quality, condition and quantity consistent with normal seasonally-adjusted inventory levels of the Company and be usable and saleable in the ordinary and usual course of business for the purposes for which intended. Except as otherwise set forth in Schedule 3.15(2), such inventory is carried on the Company's books of account in accordance with GAAP.

         3.16 EQUIPMENT AND OTHER TANGIBLE PROPERTY. Except as otherwise set forth on Schedule 3.16, the Company's equipment, furniture, machinery, vehicles, structures, fixtures and other tangible Property included in the Assets (the "Tangible Company Assets"), other than inventory, is suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Company Assets as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Company's prior practices and normal industry standards.

         3.17 PERMITS; ENVIRONMENTAL MATTERS.

                  (a) Except as otherwise set forth in Schedule 3.17(a), the Company has all Permits necessary for the Company to construct, own, operate, use and/or maintain its Assets and to conduct its business and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in Schedule 3.17(a), all such Permits are in effect, no proceeding is pending or, to the Knowledge of the Company, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Company, threatened in connection with the expiration or renewal of such Permits which could adversely affect the ability of the Company to own, operate, use or maintain any of its Assets or to conduct its business and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in Schedule 3.17(a), (i) no violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, and (ii) no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.

                  (b) Except as set forth on Schedule 3.17(b), there are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, to the Knowledge of the Company, threatened, or judgments or orders relating to any Hazardous Materials (collectively called "Environmental Claims") asserted or threatened against the Company or relating to any real property currently or formerly owned, leased or otherwise Used by the Company. Neither the Company nor, to the Knowledge of the Company, any prior owner, lessee or operator of said real property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could form the basis for an Environmental Claim against the Company, the Buyer or the Business. Except as set forth on Schedule 3.17(b), the Company has not assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

                  (c) Except as set forth on Schedule 3.17(c), no Hazardous Materials are or were stored or otherwise located, and no underground storage tanks or surface impoundments are or were located, on real property currently or formerly owned, leased or Used by the Company or, to the Knowledge of the Company, on adjacent parcels of real property, and no part of such real property or, to the Knowledge of the Company, any part of such adjacent parcels of real property, including the groundwater located thereon, is presently contaminated by Hazardous Materials.

                  (d) Except as set forth on Schedule 3.17(d), the Company has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws.

         3.18 [INTENTIONALLY DELETED].

         3.19 SUPPLIERS AND CUSTOMERS. Schedule 3.19 sets forth (i) the ten principal suppliers of the Company during each of calendar 1997 and the six months ended June 30, 1998, together with the dollar amount of goods purchased by the Company from each such supplier during each such period, and (ii) the ten principal customers of the Company during each of 1997 and the six months ended June 30, 1998, together with the dollar amount of goods and/or services sold by the Company to each such customer during each such period. Except as otherwise set forth in Schedule 3.19, to the Knowledge of the Company, the Company maintains good relations with all suppliers and customers listed or required to be listed in Schedule 3.19 as well as with governments, partners, financing sources and other parties with whom the Company has significant relations, and no such party has canceled, terminated or made any threat to the Company to cancel or otherwise terminate its relationship with the Company or to materially decrease its services or supplies to the Company or its direct or indirect purchase or usage of the products or services of the Company.

         3.20 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither of the Shareholders, the Company nor any other Affiliate or agent of the Company, or any other person acting on behalf of or associated with the Company, acting alone or together, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign,) or any political party or candidate for office (domestic or foreign) or other person; or (b) directly or indirectly, given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign) or other person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of the Company, or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of the Company.

         3.21 PRODUCTS AND SERVICES.

                  (a) Schedule 3.21(a) lists each product, repair process or service under development, developed, manufactured, licensed, distributed or sold by the Company and any other products in which the Company has any proprietary rights or beneficial interest (collectively the "Products"). Each Product designed, manufactured, repaired or serviced by the Company has been designed, manufactured, repaired or serviced in accordance with (i) the specifications under which the Product is normally and has normally been manufactured, and (ii) the provisions of all applicable laws, policies, guidelines and any other governmental requirements.

                  (b) Schedule 3.21(b) sets forth (i) a list of all Products which at any time have been recalled, withdrawn or suspended by the Company, whether voluntarily or otherwise, including the date recalled, withdrawn or suspended and a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, (ii) a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, and (iii) a list of all regulatory letters received by the Company or any of its agents relating to the Company or any of the Products or the Company's establishments.

                  (c) There exists no set of facts which could reasonably be expected to furnish a basis for the recall, withdrawal or suspension of any product registration, product license, repair or overhaul license, manufacturing license, wholesale dealers license, export license or other license, approval or consent of any governmental or regulatory authority with respect to the Company or any of the Products.

                  (d) There are no claims existing or threatened under or pursuant to any warranty, whether express or implied, on products or services sold by the Company. There are no claims existing and there is no basis for any claim against the Company for injury to persons, animals or property as a result of the sale, distribution or manufacture of any product or performance of any service by the Company, including, but not limited to, claims arising out of the defective or unsafe nature of its products or services. The Company has full and adequate insurance coverage for products liability claims against it.

         3.22 TRANSACTIONS WITH AFFILIATES. Except as set forth on Schedule 3.22 and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled Plans or Benefit Programs and Agreements by employees, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with either Shareholder or any other officer, director or shareholder of the Company or any of their respective Affiliates. Except as set forth on Schedule 3.22, no Shareholder or other Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Affiliate.

         3.23 OTHER INFORMATION. The information with respect to the Company furnished to Buyer pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the Schedules identified herein, the instruments referred to in such Schedules and the certificates and other documents to be executed or delivered pursuant hereto by Company at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading. Without limiting the generality of the foregoing, the Assets and Leased Premises constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of the Company in the manner in which and to the extent to which such business is currently being conducted.

         3.24 INVESTMENT REPRESENTATIONS.

                  With respect to any shares of stock to be issued in connection with the Earnout (such shares being referred to herein as the "Shares"), each of the Seller and the Shareholders severally represents and warrants to the Buyer that:

                  (a) it or he is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act and, with respect to the Seller, either (i) it was not organized for the specific purpose of acquiring the Shares, or (ii) each person who has invested in the Seller is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act");

                  (b) it or he has sufficient knowledge and experience in investing in companies similar to HEICO Corporation so as to be able to evaluate the risks and merits of its or his investment in HEICO Corporation and it or he is able financially to bear the risks thereof, and it or he believes that it or he has received all information which it or he considers necessary or appropriate for deciding whether or not to accept the Shares in payment of the Earnout;

                  (c) it is the present intention that the Shares being purchased by such Seller or Shareholder will be acquired for such person's own account for the purpose of investment and not with a present view to or for sale in connection with any distribution thereof; provided, nevertheless, that the disposition of property of each of the Seller and the Shareholders shall at all times be within its or his control; and

                  (d) such person understands that (i) the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act,
(ii) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Shares will bear a legend to such effect, and (iv) HEICO Corporation will make a notation on its transfer books to such effect.

                  ARTICLE IV. - REPRESENTATIONS AND WARRANTIES OF BUYER AND HEICO AEROSPACE

         Buyer and HEICO Aerospace hereby represent and warrant to the Seller that:

         4.01 CORPORATE EXISTENCE AND QUALIFICATION. Each of Buyer and HEICO Aerospace is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified.

         4.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by each of Buyer and HEICO Aerospace, and each has all requisite corporate power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Buyer and HEICO Aerospace in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all corporate action necessary on behalf of Buyer and HEICO Aerospace. This Agreement and each Collateral Agreement to which Buyer and HEICO Aerospace is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer and HEICO Aerospace, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

         4.03 NO DEFAULT OR CONSENTS. Except as otherwise set forth in Schedule 4.03, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

                           (i) violate or conflict with any of the terms,
conditions or provisions of Buyer's or HEICO Aerospace's Articles of Incorporation or bylaws;

                           (ii) violate any Legal Requirements applicable to
Buyer or HEICO Aerospace;

                           (iii) violate, conflict with, result in a breach of,
constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or Permit applicable to Buyer or HEICO Aerospace;

                           (iv) result in the creation of any lien, charge or
other encumbrance on any property of Buyer or HEICO Aerospace; or

                           (v) require Buyer or HEICO Aerospace to obtain or
make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

         4.04 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to Buyer's or HEICO Aerospace's knowledge, threatened before any Governmental Authority seeking to restrain Buyer or HEICO Aerospace or prohibit their entry into this Agreement or prohibit the Closing, or seeking Damages against Buyer or HEICO Aerospace or their properties as a result of the consummation of this Agreement.

         4.05 AUTHORIZATION AND ISSUANCE OF SHARES. The Shares have been duly authorized and, when issued and delivered in accordance with this Agreement for the consideration expressed herein, will be validly issued, fully paid and non-assessable and will be free and clear of all liens, charges and encumbrances of any nature whatsoever except for restrictions on transfer under applicable federal and state securities laws.

                    ARTICLE V. - OBLIGATIONS PRIOR TO CLOSING

         From the date of this Agreement through the Closing:

         5.01 BUYER'S ACCESS TO INFORMATION AND ASSETS. The Seller shall permit Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, employees, counsel, accountants, engineers and other representatives of the Company at all times reasonably requested by Buyer for the purpose of conducting an investigation of the Company's financial condition, corporate status, operations, prospects, business and Assets. The Seller shall make available to Buyer for examination and reproduction all documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, the Seller, including, without limitation, all files, records, data and information relating to the Assets (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. Also, the Seller shall allow Buyer access to, and the right to inspect, all of the Company's Assets, except to the extent that such Assets are operated by a third-party operator, in which case the Seller shall use its best efforts to cause the operator of such Assets to allow Buyer access to, and the right to inspect, such Assets.

         5.02 COMPANY'S CONDUCT OF BUSINESS AND OPERATIONS. The Seller shall keep Buyer advised as to all material operations and proposed material operations relating to the Company. The Company shall (a) conduct its business in the ordinary course, (b) use its best efforts to keep available the services of present employees, (c) maintain and operate its Assets in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) use reasonable efforts to keep all Contracts listed or required to be listed on Schedule 3.13 in full force and effect, (f) comply with all of the covenants contained in all such material Contracts, (g) maintain in force until the Closing Date insurance policies (subject to the provisions of Section 5.07) equivalent to those in effect on the date hereof, and (h) comply in all material respects with all applicable Legal Requirements. Except as otherwise contemplated in this Agreement, the Seller will use its best efforts to preserve the present relationships of the Company with persons having significant business relations therewith.

         5.03 GENERAL RESTRICTIONS. Except as otherwise expressly permitted in this Agreement, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, the Company shall not:

                           (i) merge into or with or consolidate with, any other
corporation or acquire the business or assets of any person;

                           (ii) purchase any securities of any person;

                           (iii) create, incur, assume, guarantee or otherwise
become liable or obligated with respect to any indebtedness, or make any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

                           (iv) make any change in any existing election, or
make any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company's business operations;

                           (v) enter into, amend or terminate any material
agreement (which shall include any of the arrangements described in Section 3.13(a), whether written or oral);

                           (vi) sell, transfer, lease, mortgage, encumber or
otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Assets except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in Schedule 3.13;

                           (vii) settle any material claim or litigation, or
file any material motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

                           (viii) incur or approve, or enter into any agreement
or commitment to make, any expenditures in excess of $10,000 (other than those required pursuant to any agreement specified in Schedule 3.13);

                           (ix) maintain its books of account other than in the
usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or make any change in any of its accounting methods or practices;

                           (x) adopt any Plan or Benefit Program or Agreement,
or grant any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

                           (xi) accelerate or delay collection of any notes or
accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practices;

                           (xii) delay or accelerate payment of any account
payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;

                           (xiii) allow its levels of inventory to vary in any
material respect from the levels customarily maintained;

                           (xiv) except to the extent that such distributions
could not reasonably be expected to result in a Purchase Price Adjustment that would require a payment by Seller to Buyer hereunder, declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock;

                           (xv) apply any of its assets to the direct or
indirect payment, prepayment, discharge, satisfaction or reduction of any amount payable, directly or indirectly, to or for the benefit of either Shareholder or any other Affiliate of the Company (except for salary and benefits as currently in effect and except in accordance with existing agreements and arrangements which have been disclosed to the other parties hereto in writing);

                           (xvi) engage in any one or more activities or
transactions with an Affiliate or outside the ordinary course of business;

                           (xvii) enter into any transaction or make any
commitment which could result in any of the representations, warranties or covenants of the Seller contained in this Agreement not being true and correct after the occurrence of such transaction or event; or

                           (xviii) commit to do any of the foregoing.

         5.04 NOTICE REGARDING CHANGES. The Seller shall promptly inform Buyer in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Seller inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question. The Buyer shall promptly inform the Seller in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

         5.05 PREFERENTIAL PURCHASE RIGHTS. To the extent there are any parties entitled or who may become entitled to exercise preferential purchase or consent rights with respect to the transactions contemplated hereby, the Seller shall promptly use its best efforts to obtain the agreement in writing of such parties to waive or not exercise such rights, which request shall be in form reasonably satisfactory to and approved by Buyer.

         5.06 ENSURE CONDITIONS MET. Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Collateral Agreements, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to such party's obligations hereunder as set forth in Article VI, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing. The parties hereto specifically agree to promptly prepare and file their respective Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), in accordance with applicable law, if such filings are required under applicable law with respect to this Agreement and the transactions contemplated hereby. Each of the parties hereto shall furnish to the others such information and assistance as any other party may reasonably request in connection with the preparation of any such HSR Act filings or submissions and provide the others with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Buyer and Seller shall share equally any required HSR Act filing fees.

         5.07 NAME CHANGE. The Seller hereby represents, warrants and covenants to the Buyer that the corporate name of the Company is as set forth on the signature page hereof and further agrees and acknowledges that such name is included with the Assets and that the exclusive right to use such name will be transferred to the Buyer on the Closing Date. On or before the Closing Date, the Company and the Shareholders shall file an appropriate amendment to the Company's Articles or Certificate of Incorporation changing its name to a name which shall in no way be similar to its present name and shall furnish such written consents and assignments as the Buyer shall reasonably request and may thereafter reasonably request in connection therewith.

         5.08 ENVIRONMENTAL ASSESSMENT. As part of its general due diligence review of the assets, properties, books and records of the Company, and subject to any required landlord consent, Buyer shall be entitled at its expense to conduct prior to Closing an environmental assessment of the Leased Premises (hereinafter referred to as "Environmental Assessment"). The Environmental Assessment may include, but not be limited to, a physical examination of the Leased Premises and any structures, facilities or equipment located thereon, soil samples, ground and surface water samples, storage tank testing, review of pertinent records (including but not limited to, off-site disposal records and manifests), documents and licenses of the Company. The Company shall use its reasonable commercial efforts to cause its landlord to provide Buyer or its designated agents or consultants with the access to such property which Buyer, its agents or consultants require to conduct the Environmental Assessment, and Buyer shall provide such landlord with reasonable indemnification protections in connection with such Environmental Assessment. If the Environmental Assessment identifies Recognized Environmental Conditions (as defined by ASTM Standard Practice E-1527) which require remediation or further evaluation under applicable environmental Legal Requirements, or if the results of the Environmental Assessment are otherwise not satisfactory to Buyer in its sole discretion, then Buyer shall notify the Company and the Shareholders in writing prior to Closing, and (a) with respect to any unsatisfactory results other than any Recognized Environmental Condition, the Company and the Shareholders shall take all remedial action reasonably required to comply with the representations and warranties in Article III; and (b) with respect to Recognized Environmental Conditions, the Company and Shareholders shall be financially responsible for the remediation of all such Recognized Environmental Conditions for which remediation is, may or would be required by any appropriate governmental agency; provided, however, that if the cost of the remedial action for any Recognized Environmental Condition would equal or exceed $200,000, then the Company will have the option of taking the remedial action or, unless Buyer agrees to bear remedial costs in excess of $200,000, terminating this Agreement. Buyer's failure or decision not to conduct any such Environmental Assessment shall not affect any representation or warranty of the Company and/or the Shareholders under this Agreement.

         5.09 SURVEY. The Company will cooperate with Buyer if Buyer elects in its sole discretion to obtain at Buyer's expense an as-built plat or survey of the Leased Premises (the "Survey") prepared by a registered land surveyor or engineer, licensed in the state in which such property is located, dated on or after the date hereof, certified to Buyer, and such other entities as Buyer may designate in writing to the Company and the Shareholders prior to the Closing, and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys. The Survey shall show access from the land to dedicated roads and shall include a flood plain certification. The Survey may be a recertification of a prior survey; provided, that it meets the above-described criteria.

         5.10 CASUALTY LOSS. If, between the date of this Agreement and the Closing, any of the Assets of the Company shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause, then the Seller shall, at Buyer's election, (i) cause such Assets to be repaired or replaced prior to the Closing with Assets of substantially the same condition and function, (ii) deposit in a separate account an amount sufficient to cause such Assets to be so repaired or replaced, or (iii) enter into contractual arrangements satisfactory to Buyer so that the Company will have at the Closing the same economic value as if such casualty had not occurred.

         5.11 EMPLOYEE MATTERS.

                  (a) Effective as of 12:01 a.m., local time, on the day after the Closing Date, the employment by the Company of all then existing employees shall terminate and the Buyer shall be deemed to have offered employment to each individual whose employment was so terminated (the "Business Employees"), effective at 12:01 a.m., local time, on the day after the Closing Date or, in the case of a Business Employee not actively at work on the Closing Date on account of a disability, on the day such employee reports for work after termination of such disability upon substantially the same terms and conditions with substantially the same duties and responsibilities and at substantially the same rate of pay as in effect on the Closing Date while such individuals were employed by the Company. The Company shall retain responsibility for the payment of any employee benefits or entitlement, including severance pay, accrued vacation, sick or holiday pay, to any Business Employee pursuant to any Plan, Benefit Program or Agreement or law or regulation as a result of the consummation of the transactions contemplated hereby.

                  (b) The Seller shall permit Buyer to contact and make arrangements with the Company's employees for the purpose of assuring their employment by Buyer after the Closing and for the purpose of ensuring the continuity of the Company's business, and the Seller agrees not to discourage any such employees from being employed by or consulting with Buyer.

                  (c) The parties acknowledge that the transactions provided for in this Agreement may result in obligations on the part of the Company and one or more of the Plans that is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) to comply with the health care continuation requirements of Part 6 of Title 1 of ERISA and Code Section 4980B, as applicable. The parties expressly agree that Buyer and Buyer's benefit plans shall have no responsibility for compliance with such health care continuation requirements
(i) for qualified beneficiaries who previously elected to receive continued coverage under the Company's ERISA benefit plans or who between the date of this Agreement and the Closing Date elect to receive continued coverage, or (ii) with respect to those employees or former employees of the Company who may become eligible to receive such continued coverage as a result of the transactions provided for in this Agreement.

                  (d) Except as specifically set forth in this Agreement: (i) the Buyer shall not be obligated to assume, continue or maintain any of the Plans or Benefit Programs or Agreements; (ii) no assets or liabilities of the Plans shall be transferred to, or assumed by, the Buyer or the Buyer's benefit plans; and (iii) the Company shall be solely responsible for funding and/or paying any benefits under any of the Plans or Benefit Programs or Agreements, including any termination benefits and other employee entitlements accrued under such plans by or attributable to employees of the Company prior to the Closing Date.

                  (e) Nothing in this Agreement, express or implied, shall confer upon any employee of the Company, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period, of any nature whatsoever.

         5.12 PAYOFF AND ESTOPPEL LETTERS. Prior to Closing and as requested by Buyer, (a) the Company shall request payoff and estoppel letters with respect to any indebtedness being assumed by Buyer which Buyer, in its sole discretion, elects to pay off on or after the Closing Date, which letters shall contain payoff amounts, per diems, wire transfer instructions and an agreement to deliver, upon full payment, UCC-3 termination statements, satisfactions of mortgage or other appropriate releases and any original promissory notes or other evidences of indebtedness marked canceled, and (b) the Company shall provide Buyer with evidence of satisfaction in full or release of all guarantees, notes, or obligations of the Company to or on behalf of either Shareholder or any Affiliate of the Company or either Shareholder.

          ARTICLE VI. - CONDITIONS TO SELLER'S AND BUYER'S OBLIGATIONS

         6.01 CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of Seller to carry out the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction, or waiver of the following conditions (it being understood that upon the occurrence of the Closing, all of such conditions shall be deemed to have been satisfied or waived):

                  (a) Buyer shall have furnished Seller with a certified copy of all necessary corporate action on its behalf approving its execution, delivery and performance of this Agreement.

                  (b) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, except for changes contemplated by the terms of this Agreement, and Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

                  (c) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Seller) shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the Closing or seeking Damages against the Company as a result of the consummation of this Agreement.

                  (d) Seller shall have received the opinion of Greenberg Traurig, P.A., counsel to Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect of Sections 4.01, 4.02 and 4.03(i). In rendering such opinion, Greenberg Traurig may rely as to factual matters on certificates of officers and directors of Buyer and on certificates of governmental officials.

                  (e) Buyer (or, at Buyer's option, the Buyer subsidiary that will acquire the Assets and operate the Business) shall have executed and delivered to Kevin Kelly the Employment Agreement in the form attached hereto as EXHIBIT A (the "Employment Agreement").

                  (f) Buyer shall have executed and delivered to Seller the Set-Off Escrow Agreement attached hereto as EXHIBIT D.

                  (g) HEICO Aerospace shall have executed and delivered to Seller the Guaranty Agreement attached hereto as EXHIBIT E.

         6.02 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction, or waiver by Buyer, of the following conditions (it being understood that upon the occurrence of the Closing, all of such conditions shall be deemed to have been satisfied or waived):

                  (a) All representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, except for changes contemplated by the terms of this Agreement, and the Seller shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by it at or prior to the Closing.

                  (b) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking Damages against Buyer or the Company or its Assets as a result of the consummation of this Agreement.

                  (c) Except for matters disclosed in Schedule 3.09(a) or 3.09(b) attached hereto, since January 1, 1998 and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might have a material adverse effect on the Company's business, operations, prospects, Assets or financial condition.

                  (d) The Buyer shall have received the opinion of Magasinn & Magasinn, counsel to the Seller, dated as of the Closing Date, addressed to the Buyer and in form and substance reasonably satisfactory to the Buyer, to the effect set forth on EXHIBIT B hereto. In rendering such opinion, Magasinn & Magasinn may rely as to factual matters on certificates of officers, directors and shareholders of the Company and on certificates of governmental officials.

                  (e) Kevin Kelly shall have executed and delivered to Buyer the Employment Agreement.

                  (f) Seller shall have furnished Buyer with a certified copy of all necessary corporate action on its behalf approving Seller's execution, delivery and performance of this Agreement.

                  (g) All agreements, commitments and understandings between the Company and the Shareholders (or any Affiliate thereof) shall have been terminated in all respects on terms satisfactory to Buyer, and all obligations, claims or entitlements thereunder shall be unconditionally waived and released by the Shareholders and/or such Affiliates, as applicable, and written evidence thereof satisfactory in form and substance to Buyer shall have been delivered to Buyer.

                  (h) Buyer shall have completed its due diligence investigation, and the results thereof shall not have revealed that any of the representations of the Company and Sellers set forth herein are untrue or incorrect in any respect or otherwise be unsatisfactory to Buyer.

                  (i) All proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Buyer and its counsel, and Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

                  (j) Buyer shall have received written evidence, in form and substance satisfactory to Buyer, of the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, without limitation, persons or other entities leasing real or personal property to the Company) where the absence of any such consent would result in a violation of law or a breach or default under any agreement to which the Company is subject.

                  (k) The Board of Directors of Buyer shall have approved this Agreement and Buyer's acquisition of the Assets contemplated hereby (it being agreed that this condition shall automatically lapse in five business days, with Buyer having the right to terminate this Agreement within such period if Board approval is not obtained).

                  (l) Buyer shall be satisfied that it will be able to obtain, not later than sixty (60) days after the Closing Date, all audited historical and unaudited pro forma Financial Statements with respect to the Company's Business, if any, together with any required consent of the Company's independent public accountants, that may be required to be included in a Current Report on Form 8-K.

                  (m) No proceeding in which either Shareholder or the Seller shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

                  (n) Seller shall have executed and delivered to Buyer the Set-Off Escrow Agreement attached hereto as EXHIBIT D.

                  (o) The Buyer shall have received copies of "payoff" or "estoppel" letters or other evidence, reasonably satisfactory to it, of the termination, at or prior to Closing, of all long-term debt and any and all Liens that encumber the Company's Assets pursuant thereto.

                  (p) The Seller shall have delivered to Buyer a "comfort letter" from Bauch, Firestone, Carmany and Ciolfi with respect to the Financial Statements.

                     ARTICLE VII. - POST-CLOSING OBLIGATIONS

         7.01 FURTHER ASSURANCES. Following the Closing, Seller and the Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

         7.02 PUBLICITY. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, except as required by law or by the rules of the National Association of Securities Dealers or the United States Securities Exchange Commission (in which case, so far as possible, there shall be consultation between the parties prior to such announcement), and the parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

         7.03 INDEMNIFICATION.

                  (a) POST-CLOSING INDEMNITY BY THE SELLER. Subject to the provisions of Section 9.01, from and after the Closing, the Company and Shareholders shall jointly and severally indemnify and hold harmless Buyer and its Affiliates, directors, officers and employees from and against any and all Damages arising out of, resulting from or in any way related to (i) a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by the Seller and/or Shareholders in this Agreement or in any document or certificate delivered by the Seller and/or Shareholders at the Closing pursuant hereto, (ii) the occurrence of any event on or prior to the date of Closing that is (or would be, but for any deductible thereunder) covered by individual policies of insurance, blanket insurance policies or self insurance programs maintained by the Company, and/or (iii) the existence of any liabilities or obligations of the Company (whether accrued, absolute, contingent, known or unknown, or otherwise, and whether or not of a nature appropriate for inclusion in a balance sheet in accordance with GAAP) other than the Assumed Obligations and those contemplated by Section 3.08(b) hereof. Any payment made to Buyer by Seller pursuant to the indemnification obligations under this Section 7.03 shall constitute a reduction in the Purchase Price hereunder.

                  (b) POST-CLOSING INDEMNITY BY THE BUYER. From and after the Closing, the Buyer shall indemnify and hold harmless the Company and the Shareholders from and against any and all Damages arising out of, resulting from or in any way related to a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by the Buyer in this Agreement or in any document or certificate delivered by Buyer at the Closing pursuant hereto; provided however, that Buyer shall be obligated to indemnify only if the aggregate of all of Buyer's liability under this Section 7.03(b) exceeds $50,000, it being understood that said $50,000 figure is to serve as a "trigger" for the indemnification and not as a "deductible" (for example, if the indemnity claims for which the Buyer would, but for the provisions of this paragraph (b), be liable for aggregate $51,000, the Buyer would be liable for the full $51,000, and not just $1,000).

         7.04     NON-COMPETITION.

                  (a) GENERAL. In consideration of the payment of the Purchase Price, and in order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, except and to the extent permitted under the Employment Agreement, each of the Shareholders hereby severally covenants and agrees as follows:

                           (i) Such Shareholder, without the prior written
consent of Buyer, shall not for a period of five (5) years from and after the Closing Date, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, employ or attempt to employ any employee of the Company or Buyer or any of Buyer's Affiliates until at least six months after the date such employee was not employed by the Buyer or any of its Affiliates.

                           (ii) Neither such Shareholder nor any of its
Affiliates shall, without the prior written consent of the Buyer and for a period of five (5) years from and after the Closing Date (A) directly or indirectly acquire or own in any manner any interest in any person, firm, partnership, corporation, association or other entity which engages or plans to engage in any facet of the Business or which competes or plans to compete in any way with the existing business of Buyer or any of its subsidiaries or Affiliates, anywhere in United States (the "Territory"), (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which engages or plans to engage in any facet of the Business or which competes or plans to compete in any way with the Buyer or any of its subsidiaries or Affiliates within the Territory, or (C) utilize their special knowledge of the business of the Company and their relationships with customers, suppliers and others to compete with Buyer and/or any of its Affiliates in any business which engages or plans to engage in the design, manufacture and/or sale of FAA/PMA or similar aircraft parts. Nothing herein shall limit the right of the Shareholders or their Affiliates to engage in the blade refurbishing business contemplated by that certain Development Agreement among Buyer and the Shareholders being executed contemporaneously herewith, a copy of which is attached as EXHIBIT C. Notwithstanding the foregoing, in the event the Buyer defaults in its obligation to pay the Earnout following final determination pursuant to Sections 1.06 and, if applicable, 1.05, the non-competition covenants set forth in this Section 7.04(a) shall terminate on the date that a final, non-appealable judicial judgment is rendered which establishes Buyer's liability to Seller for payment of the Earnout.

                  (b) NONDISCLOSURE. Such Shareholder shall not at any time, disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity, any confidential information relating to the Company or to Buyer, its subsidiaries or Affiliates, or any information concerning their respective financial condition, customers, sources of leads and methods of obtaining new business or the methods generally of doing and operating their respective businesses, except to the extent that such information is a matter of public knowledge or is required to be disclosed by law of judicial or administrative process.

                  (c) INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by either Shareholder or any of their respective Affiliates of any or all of the covenants and agreements contained in this Agreement may cause irreparable harm and damage to Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, each Shareholder recognizes and hereby acknowledges that Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Agreement by such Shareholder and/or his associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer may possess hereunder, at law or in equity. Nothing contained in this Section 7.04 shall be construed to prevent Buyer from seeking and recovering from a

Shareholder damages sustained by it as a result of any breach or violation by such Shareholder of any of the covenants or agreements of the Shareholders and/or the Company contained herein.

         7.05 DELIVERY OF PROPERTY RECEIVED BY THE COMPANY AFTER CLOSING. From and after the Closing, Buyer shall have the right and authority to collect, for the account of Buyer, all receivables and other items which shall be transferred or are intended to be transferred to Buyer as part of the Assets as provided in this Agreement, and to endorse with the name of the Company any checks or drafts received on account of any such receivables or other Assets. The Company agrees that it will transfer or deliver to Buyer, promptly after the receipt thereof, any cash or other property which the Company receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items transferred or intended to be transferred to Buyer as part of the Assets under this Agreement.

         7.06 BUYER APPOINTED ATTORNEY FOR THE COMPANY. Effective at the Closing Date, the Company hereby constitutes and appoints Buyer, and Buyer's successors and assigns, its true and lawful attorney, in the name of either Buyer or the Company (as Buyer shall determine in its sole discretion) but for the benefit and at the expense of Buyer (except as otherwise herein provided), (a) to institute and prosecute all proceedings which Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets as provided for in this Agreement; (b) to defend or compromise any and all actions, suits or proceedings in respect of any of the Assets, and to do all such acts and things in relation thereto as Buyer shall reasonably deem advisable; and (c) to take all action which Buyer may reasonably deem proper in order to provide for Buyer the benefits under any of the Assets where any required consent of another party to the sale or assignment thereof to Buyer pursuant to this Agreement shall not have been obtained. The Company acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. Buyer shall be entitled to retain for its own account any amounts respecting the Assets collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

         7.07 ASSIGNMENT OF CONTRACTS. At the option of Buyer, and notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would affect the rights of the Company thereunder so that Buyer would not in fact receive all such rights, the Company shall cooperate with Buyer to the extent necessary to provide for Buyer the benefits under such claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment, including enforcement for the benefit of Buyer of any and all rights of the Company against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

         7.08 INVESTMENT REPRESENTATION LETTER. In connection with the issuance of the Shares pursuant to the Earnout, Seller and the Shareholders shall, at the request of the Buyer, execute a letter affirming the representations made in
Section 3.24 hereof.

                           ARTICLE VIII. - TAX MATTERS

         8.01 REPRESENTATIONS AND OBLIGATIONS REGARDING TAXES. Seller and the Shareholders represent and warrant to and agree with the Buyer as follows:

                  (a) Except as set forth in Schedule 8.01(a), (i) all returns and reports, including without limitation, information and withholding returns and reports ("Tax Returns") of or relating to any foreign, federal, state or local tax assessment or other governmental charge (all herein referred to collectively as "Taxes" or singularly as a "Tax") that are required to be filed on or before the Closing Date by or with respect to the income, business, operations or property of the Company have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in such Tax Returns have been so included, (iii) all information provided in such Tax Returns is true, correct and complete, (iv) all Taxes that have become due with respect to the taxable years covered by such Tax Returns have been timely paid in full, (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, and (vi) all withholding Tax requirements imposed on the Company for all taxable periods through the close of business on the Closing Date have been satisfied in full in all respects.

                  (b) There is no claim against the Company with respect to any Taxes and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Company, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Schedule 8.01(b).

                  (c) Except as set forth in Schedule 8.01(c), there is not in force any extension of time with respect to the date on which any Tax Return of or with respect to the Company is due to be or have been filed, or any waivers or agreements by or with respect to the Company or Seller of or for any extension of time for the assessment or payment of any Tax.

                  (d) The total amounts set up as liabilities for Taxes in the Financial Statements are sufficient to cover the payment of all Taxes, including any penalties or interest thereon and whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due with respect to the conduct of the business of the Company for the taxable periods covered thereby.

                  (e) The Seller shall grant to Buyer or its designees access at all reasonable times to all of its books and records (including tax workpapers and returns and correspondence with tax authorities),, including the right to take extracts therefrom and make copies thereof, to the extent such books and records relate to taxable periods ending on or prior to or that include the Closing Date. Buyer shall (i) grant to Seller access at all reasonable times to all of its books and records (including tax workpapers and returns and correspondence with tax authorities) insofar as they relate to the operations of the Company, including the right to take extracts therefrom and make copies thereof, to the extent that such books and records relate to taxable periods ending on or prior to or that include the Closing Date, and (ii) otherwise cooperate with Seller in connection with any audit of Taxes that relate to the business of the Company prior to Closing.

         8.02     INDEMNIFICATION FOR TAXES.

                  (a) Seller and the Shareholders hereby jointly and severally agree to indemnify Buyer and its Affiliates (each herein sometimes referred to as an "Indemnified Taxpayer") against, and agree to protect, save and hold harmless each Indemnified Taxpayer from, any and all claims, damages, deficiencies, losses (including Taxes, interest and penalties) and all expenses, including attorneys' and accountants' fees and disbursements (all herein referred to as "Losses") resulting from:

                           (i) A claim by any taxing authority for (A) any Taxes
of the Company allocable to any period ending on or prior to the Closing Date, and (B) any Taxes of Seller or any corporation that is or was a member of an affiliated group of corporations of which the Seller was or is a member;

                           (ii) A claim by any taxing authority for any Taxes
arising from or occasioned by the sale of the Company's Assets pursuant to this Agreement (except with respect to the 50% of the sales Taxes contemplated by the last sentence of Section 1.01(c) herein); or

                           (iii) Any misrepresentation or breach of any
representation, warranty or obligation set forth in this Article VIII.

                  (b) Subject to the resolution of any Tax contest pursuant to
Section 8.02(c), upon notice from Buyer to the Seller that an Indemnified Taxpayer is entitled to an indemnification payment for a Loss pursuant to
Section 8.02(a), the Seller shall thereupon pay to the Indemnified Taxpayer an amount that, net of any Taxes imposed on the Indemnified Taxpayer with respect to such payment, will indemnify and hold the Indemnified Taxpayer harmless from such Loss.

                  (c) (i) If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of an Indemnified Taxpayer, the Indemnified Taxpayer shall promptly notify the Seller in writing of such fact; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Taxpayer except to the extent the rights of the indemnifying party are actually prejudiced.

                      (ii) The Indemnified Taxpayer shall take such action in connection with contesting such claim as the Seller shall reasonably request in writing from time to time; provided that (A) within 30 days (or such earlier date that any payment of Taxes is due by the Indemnified Taxpayer) after the notice described in (i) above has been delivered, the Seller requests that such claim be contested, (B) the Seller shall have agreed to pay to the Indemnified Taxpayer on demand all costs and expenses that the Indemnified Taxpayer may incur in connection with contesting such claim, including, without limitation, reasonable attorneys' and accountants' fees and disbursements, and (C) if the Indemnified Taxpayer is requested to pay the Tax claimed and sue for a refund, the Seller shall have advanced to the Indemnified Taxpayer, on an interest free basis, the amount of such claim. In the case of any such claim referred to above, the Indemnified Taxpayer shall not make payment of such claim for at least 30 days (or such shorter period as may be required by applicable law) after the giving of the notice required by (i) above, shall give to the Seller any information reasonably requested relating to such claim and otherwise shall cooperate with the Seller in good faith in order to contest effectively any such claim.

                      (iii) Subject to the provisions of paragraph (ii) above, the Indemnified Taxpayer shall prosecute such contest to a determination in a court of initial jurisdiction, and if the Seller shall reasonably request, the Indemnified Taxpayer shall prosecute such contest to a determination in an appellate court.

                      (iv) If, after actual receipt by the Indemnified Taxpayer of an amount advanced by Seller pursuant to paragraph (ii)(C) above, the extent of the liability of the Indemnified Taxpayer with respect to the indemnified matter shall be established by the final judgment or decree of a court or a final or binding settlement with an administrative agency having jurisdiction thereof, the Indemnified Taxpayer shall promptly pay to Seller any refund received by or credited to the Indemnified Taxpayer with respect to the indemnified matter (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority). Notwithstanding the foregoing, the Indemnified Taxpayer shall not be required to make any payment hereunder before such time as the Seller shall have made all payments or indemnities then due with respect to Indemnified Taxpayer pursuant to this Article VIII.

                  (d) Anything to the contrary in this Agreement notwithstanding, the indemnification obligations of the Seller under this
Article VIII shall survive the Closing until expiration of the applicable statutes of limitations. Any payment made to Buyer by Seller pursuant to the indemnification obligations under this Section 8.02 shall constitute a reduction in the Purchase Price hereunder.

                           ARTICLE IX. - MISCELLANEOUS

         9.01     LIMITATION ON LIABILITY.

                  (a) The representations, warranties, agreements, and indemnities of the Seller and the Buyer set forth in this Agreement or in connection with the transactions contemplated hereby shall survive the Closing except as expressly provided in Section 9.01(b).

                  (b) The Seller shall have no liability under the Agreement to indemnify under either (A) clause (iii) of Section 7.03(a), or (B) clause (i) of
Section 7.03(a) against breaches of the provisions of Sections 3.05 (clauses
(ii), (iii), (iv) and (v)), 3.06, and 3.08 through 3.23, in each case unless the indemnifying party receives notice in writing from Buyer of Buyer's claim under said indemnity on or before January 31, 2000. The Buyer shall have no liability under the Agreement to indemnify under Section 7.03(b) against breaches of the provisions of Sections 4.03 and 4.04 unless the indemnifying party receives notice in writing from Seller of Seller's claim under said indemnity on or before January 31, 2000. Said limitations shall not apply to any breaches of or obligations to comply with any of the other provisions of this Agreement, regardless of whether such breach or obligation also constitutes a breach or obligation under any of the provisions specifically listed in this Section 9.01(b).

                  (c) The Seller shall be obligated to indemnify as and to the extent set forth in Section 7.03(a) only if the aggregate of all of the Seller's liability under such indemnity obligations exceeds $50,000, it being understood that said $50,000 figure is to serve as a "trigger" for the indemnification and not as a "deductible" (for example, if the indemnity claims for which the Sellers would, but for the provisions of this paragraph (c), be liable aggregate $51,000, the Seller would then be liable for the full $51,000, and not just $1,000).

                  (d) For purposes of this Section 9.01(d), a party making a claim for indemnity under Section 7.03 is hereinafter referred to as an "Indemnified Party" and the party against whom such claim is asserted is hereinafter referred to as the "Indemnifying Party". All claims by any Indemnified Party under Section 7.03 hereof shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by such third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party's claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 9.01(b) has expired without such notice being given. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party's notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including but not limited to the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party. Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,

                           (i) take such action as the Indemnifying Party may
reasonably request in connection with such action,

                           (ii) allow the Indemnifying Party to dispute such
action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and

                           (iii) render to the Indemnifying Party all such
assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

         9.02 CONFIDENTIALITY.

                  (a) Prior to the Closing, Buyer shall, and shall cause its Affiliates and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis prior to its disclosure by Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that Buyer promptly shall notify the Sellers of any disclosure pursuant to clause (iii) of this Section 9.02(a); and, provided, further, that the foregoing obligation of confidence shall not apply to the furnishing of information by Buyer in bona fide discussions or negotiations with prospective lenders as long as Buyer first obtains from such prospective lenders an undertaking of confidentiality to the effect of this Section 9.02(a). Without limiting the generality of the foregoing, Buyer agrees that it shall be subject to the restrictions of the Confidentiality Agreement heretofore executed by "HEICO East Corporation" in favor of the Company as if a signatory thereto (provided, however, that such agreement shall automatically terminate on the Closing hereunder).

                  (b) The Seller and each Shareholder shall, and shall cause its or his Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Company, Buyer or their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Seller or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to the Seller or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers after the Closing on a nonconfidential basis prior to its disclosure by the Seller or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by the Seller or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that the Seller shall promptly shall notify Buyer of any disclosure pursuant to clause (iii) of this Section 9.02(b).

         9.03 BROKERS. Regardless of whether the Closing shall occur, (i) the Seller shall indemnify and hold harmless Buyer from and against any and all liability for any brokers or finders' fees arising with respect to brokers or finders retained or engaged by the Seller in respect of the transactions contemplated by this Agreement, and (ii) Buyer shall indemnify and hold harmless the Seller from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions contemplated by this Agreement.

         9.04 COSTS AND EXPENSES. Each of the parties to this Agreement shall bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.

         9.05 NOTICES. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

BUYER, HEICO AEROSPACE OR     RDI Acquisition Corp., HEICO Aerospace Holdings
HEICO CORPORATION             Corp. or HEICO Corporation, as applicable
                              c/o HEICO Corporation
                              825 Brickell Bay Drive
                              Suite 1644
                              Miami, Florida 33131
                              Attention:   Mr. Victor H. Mendelson, Vice
                                           President and General Counsel
                              Telecopy No. (305) 374-6742

                              WITH A COPY TO:

                              Greenberg Traurig, P.A.
                              1221 Brickell Avenue
                              Miami, Florida 33131
                              Attention:  Bruce E. Macdonough
                              Telecopy No. (305) 579-0717

SELLER OR EITHER SHAREHOLDER: Rogers-Dierks, Inc.
                              501B 30th Street
                              Anacortes, Washington 98221
                              Attention:  President
                              Telecopy No. (360) 293-8238

                              WITH COPIES TO:

                              Magasinn & Magasinn
                              4640 Admiralty Way, Suite 402
                              Marina Del Rey, California 90292
                              Attention:  Arnold W. Magasinn
                              Telecopy No. (310) 301-0035

                              William Rogers
                              20 Portuguese Bend Road
                              Rolling Hills, CA  90274-5071
                              Telecopy No. (310) 541-4869

                              John Dierks
                              1350 E. Flamingo Road
                              Suite 489
                              Las Vegas, NV  89119
                              Telecopy No. (702) 253-7551
                                            011-417-90-43-30-111 - France

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

         9.06 NO NEGOTIATIONS. Seller shall not itself, and shall cause the Shareholders and its other Affiliates and all of its and its Affiliates' respective officers, directors, employees, partners, agents and advisors not to, directly or indirectly, encourage, solicit or engage in discussions or negotiations with, or provide any information to, or consider any proposal or offer presented by, any party concerning any sale of the Company or any of its Assets or any similar transaction or enter into any agreement or take any action that by its terms or effect could reasonably be expected to affect adversely the ability of the parties hereto to consummate the transactions contemplated hereby.

         9.07 GOVERNING LAW. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Florida (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the Circuit Court of the State of Florida, Miami-Dade County, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that (x) matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the Southern District of Florida, and (y) nothing herein shall limit the right of Seller and/or the Shareholders to bring suit in California to enforce the payment of any Earnout once finalized (following, if applicable, any requisite determination by the Settlement Accountants). Should the Seller and/or the Shareholders bring suit in California to enforce the payment of any Earnout, the Buyer hereby irrevocably submits to jurisdiction of the Superior Court of the State of California, Los Angeles County, in any action brought in connection with the enforcement of the Earnout. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

         9.08 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of each of the parties to this Agreement shall be deemed to have been made, and the certificates delivered pursuant to clause (ii) of Section 2.02 and clause (ii) of Section 2.03 by a party are agreed to and shall be deemed to constitute the making of such representations and warranties, again at and as of the Closing by and on behalf of the party on behalf of whom such certificates are delivered.

         9.09 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         9.10 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this

Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, provided, however, that nothing herein shall prohibit the assignment of Buyer's rights and obligations to any direct or indirect subsidiary or prohibit the assignment of Buyer's rights (but not obligations) to any lender. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         9.11 REMEDIES. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

         9.12 INTEREST ON OVERDUE PAYMENTS. Except if held pursuant to a right to withhold such payment provided in Section 9.13, if any amount payable under this Agreement is not paid when due, the amount unpaid shall bear interest from the due date to the actual date of payment calculated and compounded at a rate equal to the lesser of (i) eighteen percent (18%) per annum (simple interest), or (ii) the maximum lawful interest rate permitted under applicable law.

         9.13 WITHHOLDING OF PAYMENTS.

                  (a) Notwithstanding any other provision of this Agreement, Seller and the Shareholders agree that Buyer shall after the Closing have the right to withhold any payment owing to the Seller and/or the Shareholders under or by reason of this Agreement to the extent of any and all payments due to but not yet received by Buyer from Seller and/or the Shareholders pursuant to this Agreement. Seller and each Shareholder specifically agrees that, subject to paragraphs (b) and (c) of this Section 9.13 (i) any claims for indemnification by Buyer against the Seller and Shareholders (or any of them) hereunder may be satisfied by deducting and otherwise offsetting such claims against any amounts that might otherwise be payable by Buyer to such persons pursuant to the Earnout or otherwise, and (ii) to the extent that there remain unsatisfied indemnification claims after the deductions and set-offs described above, Buyer shall have full recourse against each of the Shareholders and the Seller (including their assets of whatsoever kind or nature) for payment of such indemnification claims.

                  (b) Buyer shall give Seller not less than fifteen (15) days' notice (each a "Buyer's Notice") of its intention to deduct or set-off any amounts pursuant to this Section 9.13, including in such notice a description of Buyer's indemnification claim. If Seller does not object to such deduction or set-off at least two business days prior to the date of the proposed deduction or set-off set forth in the Buyer's Notice (the "Set-Off Date"), then such proposed deduction or set-off shall become effective on such date and shall not be subject to further review, challenge or adjustment absent fraud.

                  (c) If the Seller timely objects to the deduction or set-off proposed in Buyer's Notice, and if Buyer and the Seller are unable to resolve such dispute on or prior to the Set-Off Date, then (i) the proposed deduction or set-off shall be effective only as to undisputed amounts, and (ii) any disputed amounts shall be deposited, held and paid under the escrow agreement in substantially the form annexed hereto as EXHIBIT D (the "Set-Off Escrow Agreement"), such amounts to be held and disbursed by the Escrow Agent in accordance with the terms of the Set-Off Escrow Agreement. In the event that a dispute among the parties leads to a deposit with the Escrow Agent as aforesaid, the party who is later determined to have been in error in attempting to enforce or disputing the payment or set-off shall (i) pay the reasonable legal and accounting fees, costs and expenses incurred by the prevailing party in presenting, arguing and resolving such dispute, and (ii) pay to the party to which such payment or set-off is determined to be payable an amount sufficient, when added to the amount of interest earned on the disputed amount so deposited in escrow, to equal a return at the rate of 18% per annum (simple interest) on the disputed amount from the date payment of such amount was originally due through the date payment is actually made.

         9.14 EXHIBITS AND SCHEDULES. The exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another Schedule, and (ii) Buyer could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

         9.15 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.16 REFERENCES AND CONSTRUCTION.

                  (a) Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

                  (b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

         9.17 SURVIVAL. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

         9.18 ATTORNEYS' FEES. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

         9.19 RISK OF LOSS. Prior to the Closing, the risk of loss of damage to, or destruction of, any and all of the Company's Assets shall remain with the Seller, and the legal doctrine known as the "Doctrine of Equitable Conversion" shall not be applicable to this Agreement or to any of the transactions contemplated hereby.

                            ARTICLE X. - DEFINITIONS

         Capitalized terms used in this Agreement are used as defined in this
Article X or elsewhere in this Agreement.

         10.01 AFFILIATE. The term "Affiliate" shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

         10.02 COLLATERAL AGREEMENTS. The term "Collateral Agreements" shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

         10.03 CONTRACTS. The term "Contracts", when described as being those of or applicable to any person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

         10.04 DAMAGES. The term "Damages" shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys' and accountants' fees and disbursements) to which a party becomes obligated.

         10.05 FINANCIAL STATEMENTS. The term "Financial Statements" shall mean any or all of the financial statements, including balance sheets and related statements of income and statements of changes in financial position and the accompanying notes thereto, of the Company's business prepared in accordance with generally accepted accounting principles consistently applied, except as may be otherwise provided herein.

         10.06 GOVERNMENTAL AUTHORITIES. The term "Governmental Authorities" shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

         10.07 HAZARDOUS MATERIAL. The term "Hazardous Material" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "Hazardous wastes," "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

         10.08 KNOWLEDGE OF THE COMPANY. The term "Knowledge of the Company" shall mean the actual knowledge of the Company or any of the Shareholders, Kevin Kelly and/or Sean Kelly with respect to the matter in question, and such knowledge as the Company or any such managerial personnel of the Company reasonably should have obtained upon diligent investigation and inquiry into the matter in question.

         10.09 LEGAL REQUIREMENTS. The term "Legal Requirements", when described as being applicable to any person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person's business, operations or properties.

         10.10 NET WORTH. The term "Net Worth" shall mean the Company's "stockholders' equity" computed in accordance with generally accepted accounting principles consistently applied with the Company's prior practices except that
(i) no effect shall be given to any purchase accounting or other similar adjustments resulting from the consummation of the transactions contemplated herein and (ii) the Excluded Assets shall not be considered assets of the Company in determining stockholders' equity.

         10.11 PERMITS. The term "Permits" shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

         10.12 REAL PROPERTY. The term "Real Property" shall mean the real property Used by the Company in the conduct of its business.

         10.13 REGULATIONS. The term "Regulations" shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Code.

         10.14 USED. The term "Used" shall mean, with respect to the Assets, Contracts or Permits of the Company, those owned, leased, licensed or otherwise held by the Company which were acquired for use or held for use by the Company in connection with the Company's business and operations, whether or not reflected on the Company's books of account.



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

         EXECUTED as of the date first written above.

                                 BUYER:

                                 RDI ACQUISITION CORP.

                                 By:   _________________________________________
                                         Victor H. Mendelson

                                 PARENT:

                                 HEICO AEROSPACE HOLDINGS CORP.

                                 By:   ________________________________________
                                           Victor H. Mendelson

                                 HEICO CORPORATION (solely for purposes of Sections 1.06 and 4.05)

                                 By:   _________________________________________
                                          Victor H. Mendelson

                                 SELLER:

                                 ROGERS-DIERKS, INC.

                                 By:   _________________________________________

                                 SHAREHOLDERS:

                                 By:   _________________________________________
                                       William Rogers

                                 By:   _________________________________________
                                              John Dierks


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